                                                                    EXHIBIT 99.1

                   [SOVEREIGN SPECIALTY CHEMICALS LETTERHEAD]


     FOR FURTHER INFORMATION,
     CONTACT:            Terry D. Smith
                         Sovereign Specialty Chemicals, Inc.
                         (312) 223-7972


                      SOVEREIGN SPECIALTY CHEMICALS REPORTS
                 OPERATING RESULTS FOR THE FIRST QUARTER OF 2003


          CHICAGO, IL, May 5, 2003 -- Sovereign Specialty Chemicals, Inc. announced today its operating results for the three months ended March 31, 2003. Net sales were $89.8 million compared to $86.7 million for the three months ended March 31, 2002. Operating income was $6.8 million in the first quarter of 2003 compared to $5.9 million in the prior year. EBITDA (defined as operating income plus depreciation and amortization) on an as-reported basis was $9.0 million in the current quarter compared to $8.4 million in the three months ended March 31, 2002. Operating income and EBITDA for the three months ended March 31, 2003 and March 31, 2002 include the impact of costs not expected to occur in the future. These costs are detailed on the reconciliation on page two of this release. Operating income and EBITDA adjusted for these costs were $7.2 million and $9.4 million respectively for first quarter 2003; and $6.3 million and $8.8 million respectively for the first quarter of 2002.

          In commenting on the results, Norman E. Wells, Jr., Sovereign's CEO stated: "Sovereign had a solid quarter even though our revenue growth was tempered by continued weakness in a few of our domestic end use markets. Nevertheless, sales were up 3.6% over the first quarter of 2002 and up 6.4% sequentially from $84.4 million in the fourth quarter of 2002. Operating income increased 15.3% year over year resulting, in large part, from actions taken in a number of areas to enhance overall productivity and efficiency and to streamline key business processes."

          Mr. Wells continued, "While receivables and inventory balances increased slightly from the December 31, 2002 levels, we have maintained a significant reduction from the March 31, 2002 levels despite increased sales. In addition, we are continuing to focus on operational initiatives that we believe will result in improved financial performance."

          The company will host a conference call on May 7, 2003 at 2:00 p.m. (Chicago time) to discuss these results. Details for the conference call are as follows:

               Dial-in:          (913) 981-5520, code 271418
               Replay:           (719) 457-0820, code 271418

          The replay will be available until May 14, 2003.

Income Statement Summary
------------------------
(Dollars in Millions)

                                                     Three months ended March 31
                                                             (unaudited)
                                                         2003             2002
                                                        -------          -------
Net sales                                               $  89.8          $  86.7
Cost of goods sold                                         65.5             63.1
                                                        -------          -------
Gross profit                                               24.3             23.6
Selling, general and administrative expenses               17.5             17.7
                                                        -------          -------
Operating income (loss)                                     6.8              5.9
Interest expense, net                                     (6.3)            (6.4)
                                                        -------          -------
Income (loss) before income taxes and cumulative
effect of change in accounting principle                    0.5            (0.5)
Income tax expense (benefit)                                0.4            (0.2)
                                                        -------          -------
Income (loss) before cumulative effect of change
in accounting principle                                     0.1            (0.3)
Cumulative effect of change in accounting
principle related to goodwill write-off, net of
income tax benefit                                          ---           (17.1)
                                                        -------          -------
Net income (loss)                                       $   0.1          $(17.4)
                                                        =======          =======


Selected Balance Sheet and Cash Flow Information
------------------------------------------------
(Dollars in Millions)

                                                          Mar 31,          Dec 31,      Mar 31,
                                                           2003             2002         2002
                                                           ----             ----         ----
                                                        (unaudited)                   (unaudited)
Cash and cash equivalents                                  $8.5            $14.1          $3.7
Receivables                                                54.6             49.6          58.4
Inventories                                                30.9             28.2          38.7
Payables                                                   36.5             31.6          31.7
Total debt                                                226.7            223.8         245.2

                                                        Three months ended March 31
                                                                (unaudited)
                                                           2003             2002
                                                           ----             ----
Depreciation and amortization                               2.2              2.5
Capital expenditures                                        1.9              0.6


Reconciliation from Net Income (loss) to EBITDA
-----------------------------------------------
(Dollars in Millions)

                                                                                    Three months
                                                    Three months ended March 31         ended
                                                             (unaudited)          December 31, 2002
                                                             -----------             (unaudited)
                                                                                     -----------
                                                           2003             2002
                                                           ----             ----
Net income (loss)                                        $  0.1          $(17.4)       $ (4.4)
Cumulative effect of change in accounting
principle, net of income tax benefit                        ---             17.1           ---
Income tax expense (benefit)                                0.4            (0.2)         (2.6)
Interest expense                                            6.3              6.4           6.2
                                                         ------          -------        ------

Operating Income                                           $6.8             $5.9        $(0.8)
Depreciation and Amortization                               2.2              2.5           2.0
                                                         ------          -------        ------
EBITDA                                                     $9.0             $8.4          $1.2
Costs not expected to occur in the future:
        Plant closure, reorganization and other             0.4              0.4           5.3
                                                         ------          -------        ------
Adjusted EBITDA                                            $9.4             $8.8          $6.5

          Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving two primary business segments: Commercial and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 900 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2002, Sovereign's revenues were $361 million.

          Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.

          EBITDA data is presented because we understand that such data are used by investors to determine our historical ability to service our indebtedness. Nevertheless, this measure should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. In addition, the EBITDA measure included in this press release may not be comparable to similarly titled measures reported by other companies.

          Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2002 and exhibit 99.1 to that report.